Exhibit 3.72

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY BEVERAGES INC.”, CHANGING ITS NAME FROM “CADBURY BEVERAGES INC.” TO “CBI HOLDINGS INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 1995, AT 4 O’CLOCK P.M.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

0932878 8100	AUTHENTICATION:	8713858

971354989	DATE:	10-21-97

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF
CADBURY BEVERAGES INC.
          CADBURY BEVERAGES INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:
          1. The name of the Corporation is Cadbury Beverages Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 2, 1982.
          2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
          3. Article FIRST of the Certificate of Incorporation is hereby amended in full to be and read as follows:
          “FIRST: The name of the corporation is CBI Holdings Inc. (the ‘Corporation’).”
          IN WITNESS WHEREOF, Cadbury Beverages Inc. has caused this Certificate to be signed by John F. Brock, its Executive Vice President, and attested by Gary G. Lyons, its Secretary, this 20th day of January, 1995.

CADBURY BEVERAGES INC.
By:	/s/ John F. Brock
John F. Brock
Executive Vice President

ATTEST:
/s/ Gary G. Lyons
Gary G. Lyons
Secretary